EXHIBIT 3

From: Seth Barkett [sethbarkett@grovelandcapital.com]
Date: Thu, Apr 10, 2014 at 8:49 AM
Subject: Solitron Devices
To: christina.russo@akerman.com
Cc: Nick Swenson [nickswenson@grovelandcapital.com]

Christina,

Nick Swenson and I would like to have another conference call with the Solitron board of directors to further discuss capital allocation at the company. Is there a good time in the next week or so for a call? Thanks

Best regards,
_____________________________
Groveland Capital LLC
Seth Barkett
+1 (248) 925-6268
sethbarkett@grovelandcapital.com
www.grovelandcapital.com